Exhibit 99.1

Iron Mountain Reports Second Quarter 2010 Financial Results

  Company delivers strong financial performance highlighted by an 8% increase in Adjusted OIBDA; Reported revenue growth is 5% for the quarter
  Second quarter Adjusted EPS increases 13% to $0.28 per diluted share compared to Q2/2009; reported earnings are $0.20 per diluted share
  Company maintains full year 2010 profit growth outlook; adjusts revenue outlook to reflect foreign currency rate changes and consistent internal growth trends

BOSTON--(BUSINESS WIRE)--July 29, 2010--Iron Mountain Incorporated (NYSE: IRM), an information management company, today reported its financial results for the second quarter ended June 30, 2010. The Company announced revenue, Adjusted OIBDA (defined below) and operating income growth of 5%, 8% and 9%, respectively, compared to the second quarter of 2009 (see Appendix B). These results were supported by continued benefits from operational improvement initiatives that drove substantial gross margin gains. Solid operating profit gains and controlled capital expenditures drove $141 million of free cash flow before acquisitions and discretionary investments (FCF) on a year-to-date basis (See Appendix B). The Company maintained its full-year 2010 outlook for profit growth and adjusted its revenue outlook to reflect the impacts of recent foreign currency exchange rate fluctuations and consistent internal growth trends.

“Iron Mountain continued to demonstrate the attractiveness of its business model by delivering strong profit and cash flow performance despite macroeconomic factors that are constraining top line growth,” said Bob Brennan, president and CEO. “Operationally, the business is running very well, generating the necessary resources to invest in our growth agenda and positioning the Company well to deliver considerable incremental value when the economy improves.”

Key Financial Highlights – Q2 2010

Iron Mountain reported total consolidated revenues of $780 million for the second quarter, a 5% increase over the prior year period, supported by 2% total internal revenue growth. Storage revenue internal growth was consistent at 3%, with gains moderated by economic factors, which have constrained storage volume growth in recent quarters. Total service revenues grew 1%, reflecting solid growth in complementary service revenues supported by recent increases in recycled paper prices. Core service revenue growth was (1)% as a result of lower activity levels caused by the weak economy. The year-over-year strengthening of major foreign currencies against the U.S. dollar increased the revenue growth rates by approximately 2% compared to the second quarter of 2009. This increase was less than originally forecasted due to the recent strengthening of the U.S. dollar.

The Company reported gross profits (excluding depreciation and amortization) of $471 million with its gross profit margin improving from 58.1% in the second quarter of 2009 to 60.4% in the second quarter of 2010. Sustainable benefits from productivity improvements and pricing gains, particularly in the Company’s North American and International Physical Business segments drove higher storage and service gross margins.

Adjusted operating income before depreciation and amortization (Adjusted OIBDA) for the quarter was $236 million, up 8% on a reported basis compared to the second quarter of 2009. Excluding the impacts of foreign currency rate changes, second quarter Adjusted OIBDA grew 7%. Selling, general and administrative costs in the second quarter were up 9% compared to the prior year period. Excluding the impacts of the foreign currency rate changes, these overhead costs increased 8%, driven by business growth, the acquisition of Mimosa Systems, Inc. in February 2010 and investments against growth initiatives. These increases were partially offset by lower incentive compensation expense.

Operating income for the second quarter of 2010 was $150 million, up 9% on a reported basis compared to the same period in 2009 reflecting the Adjusted OIBDA gains described above.

Net income attributable to Iron Mountain Incorporated for the quarter was $41 million, or $0.20 per diluted share, compared to $88 million, or $0.43 per diluted share, for the second quarter of 2009. The decreased reported earnings were impacted by a higher effective tax rate, reflecting the impact of discrete tax items and a $22 million decrease in Other Income due to foreign currency rate changes within the quarter, which more than offset the higher operating income in the second quarter of 2010 compared to the same prior year period. The structural tax rate for the second quarter was 39%. The impact of discrete tax items, primarily related to foreign currency rate changes, added another 15 percentage points to the effective tax rate in the quarter. Adjusted EPS for the quarter was $0.28 per diluted share, an increase of 13% compared to the same prior year period. (See Appendix B)

Net income for the second quarter of 2010 included $4 million of Other Expense compared to $18 million of Other Income included in net income for the second quarter of 2009. Both the $4 million of Other Expense and $18 million of Other Income reported in the second quarter of 2010 and 2009, respectively, were related to foreign currency rate changes.

Capital expenditures excluding real estate incurred in the first six-months of 2010 totaled $103 million, or 6.6% of revenues. The Company is sustaining capital efficiency gains reflecting ongoing control over spending levels and benefits from moderating growth rates.

The Company’s FCF for the six months ended June 30, 2010 was $141 million compared to $121 million for the six months ended June 30, 2009. Higher operating income in the first half of 2010 compared to the same prior year period drove the year-over-year increase in FCF. The Company’s liquidity position remains strong. As of June 30, 2010, the Company had nearly $1.1 billion of liquidity, including cash of $340 million and availability under its revolving credit facility of $750 million. The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.1 times at June 30, 2010. This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility.

See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

Dividends and Share Repurchases

On June 4, 2010, the Company announced that its board of directors declared a quarterly dividend of $0.0625 per share for shareholders of record as of June 25, 2010, which was paid on July 15, 2010. For the period April 1, 2010 to June 30, 2010, the Company repurchased 1.8 million shares of its common stock for a total aggregate purchase price of approximately $44 million under its $150 million share repurchase program. As of June 30, 2010, the Company has repurchased an aggregate of 2.2 million shares for a total cost of approximately $54 million leaving approximately $96 million in aggregate purchase price available under the share repurchase program.

Acquisitions

During the second quarter, as part of Iron Mountain’s efforts to expand its European presence, the Company acquired full ownership of its existing minority-owned business in Greece. Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a solid platform for future growth, expand the Company’s geographic footprint and service offerings and enhance its existing operations.

Financial Performance Outlook

For 2010, the Company is maintaining its 2010 profit growth outlook. Expectations for full year reported Adjusted OIBDA growth of 7% to 11% remain unchanged as do the expectations for double-digit Adjusted EPS growth. With respect to revenues, the Company adjusted its full year guidance to reflect foreign currency rate changes and consistent internal growth trends. The recent year-over-year strengthening of the U.S. dollar against the major currencies is expected to decrease reported results by approximately 1% in the second half of 2010. Macroeconomic trends have constrained top line growth during the first half of 2010. It is expected that these trends will continue for the balance of the year constraining internal revenue growth below the improved internal growth range of 4% to 6% originally targeted for 2010. The Company now expects reported revenue growth to be in the range of 4% to 5% supported by internal growth of approximately 3%, consistent with recent trends, with acquisition revenues and the impact of year-over-year foreign currency rate changes adding between 1% and 2% to growth based on recent exchange rates. The Company is lowering its expected capital expenditures for the year to approximately $280 million reflecting refinements to its capital spending plans. The calculation of Adjusted EPS assumes a 39% structural tax rate and 204 million shares outstanding. This guidance is based on current expectations and does not include the potential impact of any future acquisitions (dollars in millions):

	Quarter Ending September 30, 2010		Year Ending December 31, 2010		Full Year Outlook % Growth vs. 2009
	Low	High	Low	High	As Reported	FX Neutral
Revenues	$ 780	$ 800	$3,120	$3,160	4% - 5%	3% - 4%
Operating Income	149	159	583	613	6% - 12%	5% - 11%
Depreciation & Amortization	~87		~347
Adjusted OIBDA	236	246	930	960	7% - 11%	6% - 10%
Adjusted EPS			$1.07	$1.16	10% - 20%
Capital Expenditures			~280

Iron Mountain’s conference call to discuss its second quarter 2010 financial results and third quarter and full year 2010 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2010 financial performance outlook, statements regarding the Company’s intent to repurchase shares and to pay dividends, the Company’s financial ability and sources to fund the repurchase program and dividend policy and the amounts of such repurchases and dividends and statements regarding our goals, beliefs, future growth strategies, investment objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the price, volume or timing of stock repurchases may be impacted by legal restrictions or limits under a Rule 10b5-1 trading plan; (ii) alternative, more attractive investments to dividends or stock repurchases that may become available; (iii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iv) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (v) changes in the price for the Company’s services relative to the cost of providing such services; (vi) changes in customer preferences and demand for the Company’s services; (vii) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (viii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (ix) the cost or potential liabilities associated with real estate necessary for the Company’s business; (x) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (xi) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (xii) claims that the Company’s technology violates the intellectual property rights of a third party; (xiii) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors.” Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q2/2009	Q2/2010	Inc (Dec)	YTD/2009	YTD/2010	Inc (Dec)
Revenues	$746	$780	5%	$1,469	$1,556	6%

Gross Profit (excluding D&A)	$433	$471	9%	$840	$923	10%
Gross Margin %	58.1%	60.4%		57.1%	59.3%

Adjusted OIBDA	$217	$236	8%	$413	$453	10%
Adjusted OIBDA Margin %	29.2%	30.2%		28.1%	29.1%

Operating Income	$138	$150	9%	$259	$283	9%
Interest Expense, net	$55	$56	2%	$111	$113	2%

Provision for income taxes	$14	$48	252%	$45	$90	98%
Effective tax rate	13.6%	53.7%		28.4%	57.1%

Net Income Attributable to Iron Mountain	$88	$41	(53)%	$116	$67	(43)%
EPS – Diluted	$0.43	$0.20		$0.57	$0.33
Adjusted EPS – Diluted	$0.25	$0.28	13%	$0.44	$0.51	16%

Major Components of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)	$17	$(4)		$10	$(9)
Change in Iron Mountain Europe (IME) Fiscal Year End	$--	$(1)		$--	$(5)

Components of Revenue Growth:	Q2/2010	YTD/2010

Storage internal growth rate	3%	3%
Core service internal growth rate	(1)%	0%
Core revenue internal growth rate	2%	2%
Complementary service internal growth rate	5%	11%
Total internal growth rate	2%	3%
Impact of acquisitions	~1%	~0%
Impact of foreign currency fluctuations	~2%	~3%
Total revenue growth	5%	6%

NOTE: Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency rate fluctuations and acquisitions.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as eDiscovery services, special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

Constant Currency Growth Rates	Three Months Ended June 30, 2010		Six Months Ended June 30, 2010
	As Reported	Constant Currency	As Reported	Constant Currency
Revenues	5%	3%	6%	4%
Adjusted OIBDA	8%	7%	10%	7%
Depreciation and Amortization	8%	7%	10%	8%
Operating Income	9%	7%	9%	7%

Iron Mountain conducts business in more than 35 countries on five continents. As such, a considerable amount of its revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2009 results at the 2010 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Iron Mountain’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate excess cash flows for reinvestment in the business, for discretionary deployment in investments such as real estate or acquisition opportunities, the potential returning of capital to shareholders or the repayment of indebtedness. As such, we believe this measure provides relevant and useful information to our current and potential investors.

Adjusted EPS

Adjusted EPS is defined as reported earnings per share excluding: (a) gains and losses on the disposal / writedown of property, plant and equipment, net; (b) other (income) expense, net; (c) tax impact of reconciling items and discrete tax items; and (d) net income (loss) attributable to noncontrolling interests. We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and net income attributable to Iron Mountain (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Adjusted OIBDA	$217	$236	$413	$453
Less: (Gain)Loss on disposal/writedown of PP&E, net	1	(0)	(1)	(1)
Depreciation and Amortization	79	85	155	171
Operating Income	$138	$150	$259	$283
Less: Interest Expense, net	55	56	111	113
Other (Income) Expense, net	(18)	4	(11)	13
Provision for Income Taxes	14	48	45	90
Noncontrolling Interests	(0)	0	(2)	1
Net Income Attributable to Iron Mountain Incorporated	$88	$41	$116	$67

NOTE: Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities (in millions):

	Six Months Ended June 30,
	2009	2010
Free Cash Flows Before Acquisitions and Discretionary Investments	$121	$141
Add: Capital Expenditures (excluding real estate), net(1)	123	122
Additions to Customer Acquisition Costs	4	5
Cash Flows From Operating Activities	$248	$268

NOTE: Columns may not foot due to rounding.

(1) The 2010 results include $11 million incurred by IME in November and December 2009 prior to the change in its fiscal year end.

Adjusted EPS – Fully Diluted reconciled to Reported EPS – Fully Diluted:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Adjusted EPS – FD	$0.25	$0.28	$0.44	$0.51
Less: (Gain) Loss on disposal/writedown of PP&E, net	0.00	0.00	0.00	(0.01)
Other (Income) Expense, net	(0.09)	0.02	(0.06)	0.06
Tax impact of reconciling items and discrete tax items	(0.10)	0.06	(0.07)	0.11
Noncontrolling Interests	0.00	0.00	(0.01)	0.00
Reported EPS – FD	$0.43	$0.20	$0.57	$0.33

Weighted average common shares outstanding – Diluted (000s)	204,199	204,210	203,755	204,458

NOTE: Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
REVENUES:
Storage	$415,810	$435,644	$825,667	$870,892
Service	330,218	344,147	643,707	685,405

Total Revenues	746,028	779,791	1,469,374	1,556,297

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	312,698	308,527	629,678	633,759
Selling, General and Administrative	215,854	235,656	426,247	469,508
Depreciation and Amortization	78,680	85,318	154,960	171,102
Loss (Gain) on Disposal / Writedown of Property, Plant and Equipment, Net	742	(144)	(762)	(1,197)

Total Operating Expenses	607,974	629,357	1,210,123	1,273,172

OPERATING INCOME	138,054	150,434	259,251	283,125

INTEREST EXPENSE, NET	55,175	56,245	110,696	112,807
OTHER (INCOME) EXPENSE, NET	(18,394)	4,019	(11,239)	12,838

Income Before Provision for Income Taxes	101,273	90,170	159,794	157,480

PROVISION FOR INCOME TAXES	13,761	48,418	45,338	89,889
NET INCOME	87,512	41,752	114,456	67,591

Less: Net (Loss) Income Attributable to Noncontrolling Interests	(126)	460	(1,981)	733

Net Income Attributable to Iron Mountain Incorporated	$87,638	$41,292	$116,437	$66,858

EARNINGS PER SHARE – BASIC AND DILUTED:
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – BASIC	$0.43	$0.20	$0.58	$0.33
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – DILUTED	$0.43	$0.20	$0.57	$0.33

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	202,502	203,006	202,284	203,294
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	204,199	204,210	203,755	204,458

Adjusted Operating Income before Depreciation and Amortization	$217,476	$235,608	$413,449	$453,030

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2009	June 30, 2010
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$446,656	$340,479
Restricted Cash	—	35,103
Accounts Receivable (less allowances of $25,529 and $25,553, respectively)	585,376	581,176
Other Current Assets	179,393	168,476
Total Current Assets	1,211,425	1,125,234

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,184,631	4,161,771
Less: Accumulated Depreciation	(1,616,431)	(1,704,952)
Property, Plant and Equipment, net	2,568,200	2,456,819

OTHER ASSETS:
Goodwill, net	2,534,713	2,544,474
Other Non-current Assets, net	532,496	520,569
Total Other Assets	3,067,209	3,065,043

Total Assets	$6,846,834	$6,647,096

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$40,561	$37,662
Other Current Liabilities	774,153	693,988
Total Current Liabilities	814,714	731,650

LONG-TERM DEBT, NET OF CURRENT PORTION	3,211,223	3,129,153
OTHER LONG-TERM LIABILITIES	663,426	670,238

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	2,153,367	2,112,313
NONCONTROLLING INTERESTS	4,104	3,742

TOTAL EQUITY	2,157,471	2,116,055

Total Liabilities and Equity	$6,846,834	$6,647,096

CONTACT:
Investor Relations Contact:
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com